Exhibit 99

USANA Adds Additional $40 Million to Authorized Share Repurchase Program

    SALT LAKE CITY--(BUSINESS WIRE)--April 10, 2007--USANA Health
Sciences, Inc. (NASDAQ: USNA) ("USANA" or "the Company") today announced that its board of directors has authorized an additional $40 million for share repurchases of its outstanding common stock.

    Repurchases may be made from time to time, in the open market, through block trades or otherwise. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

    "The Board has authorized additional funding for our stock repurchase program, which illustrates our confidence in our future growth potential," said Dave Wentz, president of USANA. "We will continue to explore opportunities to build long-term value for all of our stakeholders."

    Today's $40 million authorization will be in addition to the approximately $25 million currently available. During 2006, the Company repurchased about one million shares for a total investment of nearly $41 million.

    About USANA

    USANA develops and manufactures high quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and uncertainties associated with our planned international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

    CONTACT: USANA Health Sciences, Inc.
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com or
             Edelman
             Joe Poulos, 312-240-2719 (Media)